[LOGO] ASTRATA

Company Contact:                  Porter, LeVay & Rose, Inc.

Richard Nelson                    Michael Porter, President - Investor Relations
rnelson@astratagroup.com          Marlon Nurse, VP - Investor Relations
                                  Jeff Myhre, VP - Editorial
                                  212-564-4700


                                                           FOR IMMEDIATE RELEASE


      ASTRATA GROUP TO HOST FIRST QUARTER CONFERENCE CALL ON JULY 20, 2005

LOS ANGELES, CA, July 18, 2005 - Astrata Group, Inc. (OTC BB: ATTG), an international provider of innovative location-based IT services and solutions that incorporate the use of GPS and wireless communications technologies, will discuss its first quarter results in a conference call on Wednesday, July 20, 2005 at 11 a.m. EDT (8 a.m. PDT).

To participate in the live call, please dial (888) 335-6674 from the U.S. or, for international callers, please dial (973) 935-2100, approximately 15 minutes before the start time. A telephone replay will be available for one month by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering passcode #6290787.

About Astrata

Astrata Group Inc. is a U.S. publicly listed company. Astrata is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to control, track and monitor the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide. For further information please visit http://www.astratagroup.com.


Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under "Search for Company Filings."

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